UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2026

CDT Equity Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41245	87-3272543
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4851 Tamiami Trail North, Suite 200, Naples, FL	34103
(Address of principal executive offices)	(Zip Code)

(646) 491-9132

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CDT	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock	CDTTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Transactions with Investors of Sarborg Limited

On July 30, 2026, CDT Equity Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain stockholders (collectively, the “Investors”) of Sarborg Limited, a Cayman Islands Company (“Sarborg”). Pursuant to the Purchase Agreement, the Investors agreed to sell, to the Company, and the Company agreed to acquire from the Investors, an aggregate of 270 shares of Sarborg (the “Sarborg Shares”), representing approximately 4.76% of the outstanding common stock of Sarborg.

As consideration for the Sarborg Shares, the Company has agreed to issue to the Investors pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 12,131,770 shares of common stock (the “Pre-Funded Warrant Shares” together with the Pre-Funded Warrants, the “Securities”).

The Pre-Funded Warrants have an exercise price of $0.0001 per share, subject to adjustment as set forth therein and may not be exercised until such time as the Company obtains the requisite approval from its stockholders in accordance with applicable Nasdaq rules and requirements, including approval for the issuance of the Pre-Funded Warrant Shares upon exercise of the Pre-Funded Warrants, as a whole and in the aggregate, in excess of 19.99% of the common stock or the voting power that was outstanding on the date of the Purchase Agreement.

Pursuant to the Purchase Agreement, the Company has agreed to use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission a resale registration statement providing for the resale by the Investors of the Pre-Funded Warrant Shares under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, within 60 days of the closing of the Purchase Agreement.

The Purchase Agreement contains customary representations and warranties made by the Company to the Investors and by each Investor to the Company. The Purchase Agreement also contains mutual indemnification provisions, pursuant to which the Company, on the one hand, and each Investor, on the other hand, has agreed to indemnify the other for certain breaches of the Purchase Agreement.

Andrew Regan, a director and the Chief Executive Officer of the Company, is a director of Sarborg and a stockholder of Sarborg through his wholly-owned investment company Corvus Capital Limited (“Corvus”). Corvus participated in the transaction contemplated by the Purchase Agreement and received Pre-Funded Warrants to purchase 5,436,830 Pre-Funded Warrant Shares in exchange for Sarborg shares. Dr. Regan did not receive consideration in excess of that being provided to other Investors.

Chele Farley and Ulrik Olsen are directors of the Company and stockholders of Sarborg; but did not participate in the transactions, did not receive any Securities and will not receive any consideration from the transactions contemplated by the Purchase Agreement.

The foregoing description of the Purchase Agreement and Pre-Funded Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and Pre-Funded Warrant, copies of which are filed as Exhibits 10.1 and 4.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. Additionally, unrelated to the transactions above, on July 30, 2026, the Company issued a total of 56,373 shares of common stock to two service providers as consideration for services provided to the Company. On July 31, 2026, the Company issued an additional 67,164 shares of common stock to two other service providers as consideration for services provided to the Company. The aggregate 123,537 shares of common stock issued to the four service providers on July 30th and July 31st, respectively, is referred to herein as the “Service Provider Shares.”

The Company issued the Securities and Service Provider Shares in reliance upon an exemption from the registration requirement of the Securities Act, pursuant to Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder, and applicable state securities laws. The issuance of the Securities and the Service Provider Shares has not been registered under the Securities Act, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. The Company relied upon representations, warranties, certifications and agreements of each of the Investors in support of the satisfaction of the conditions contained in Section 4(a)(2) and/or Rule 506 of the Securities Act or Regulation D thereunder.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Pre-Funded Warrant.
10.1	Form of Securities Purchase Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDT EQUITY INC.

July 31, 2026	By:	/s/ Andrew Regan
	Name:	Andrew Regan
	Title:	Chief Executive Officer